UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 21, 2023
NET POWER INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40503	98-1580612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

404 Hunt Street, Suite 410 Durham, North Carolina	27701
(Address of principal executive offices)	(Zip Code)
(919) 287-4750
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NPWR	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	NPWR WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Compensatory Arrangements of Certain Officers.

On August 21, 2023, the Board of Directors of NET Power Inc. (the “Company”) adopted the NET Power Inc. Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan provides severance payments to eligible officers and management employees who are designated as Eligible Executives and whose employment is terminated on or after August 21, 2023. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Executive Severance Plan.

Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination (as defined below) that occurs outside of a Change in Control Protection Period, and so long as the Eligible Executive satisfies the conditions to payment described below, the Eligible Executive will be entitled to receive a cash severance payment equal to the sum of the following amounts, payable in a lump sum generally within 30 days after satisfaction of the Release Requirement: (i) an amount equal to the sum of the Eligible Executive’s (A) Base Salary and (B) Average Actual Annual Bonus (the “Base Cash Severance Amount”), (ii) a pro-rated portion of the Eligible Executive’s Target Annual Bonus (the “Pro-Rata Bonus Amount”), and (iii) an amount equal to the product of (x) 12 and (y) the monthly premium amount for the Eligible Executive’s group health plan coverage (including coverage for the Eligible Executive’s eligible dependents) under the Company’s group health plans as in effect immediately prior to the Eligible Executive’s Date of Termination (the “Group Health Plan Amount”). For purposes of the Executive Severance Plan, a “Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by the Company or any of its affiliates without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason.

Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination that occurs during a Change of Control Protection Period, and so long as such Eligible Executive satisfies the conditions to payment described below, such Eligible Executive will be entitled to receive a cash severance payment equal to the sum of the following amounts, payable in a lump sum within 30 days after satisfaction of the Release Requirement: (i) an amount equal to the product of (A) 1.5 and (B) the Base Cash Severance Amount, (ii) the Pro-Rata Bonus Amount, and (iii) an amount equal to the product of (x) 1.5 and (y) the Group Health Plan Amount.

Severance payments under the Executive Severance Plan to an Eligible Executive are conditioned on the Eligible Executive’s execution and non-revocation of a general release of claims and the Eligible Executive’s continued compliance with the terms of the Executive Severance Plan, including the restrictive covenant obligations under the Executive Severance Plan. For Eligible Executives who were previously eligible for severance benefits under another individual agreement with the Company or any of its affiliates, the Executive Severance Plan supersedes all prior agreements, practices, policies, procedures and plans relating to severance benefits. If the payments or benefits payable under the Executive Severance Plan would be subject to the parachute payment excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced (but not below zero) if such reduction would result in a better net after-tax position for the Eligible Executive.

This summary of the Executive Severance Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Executive Severance Plan and form of Participation Agreement thereunder filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description
10.1	NET Power Inc. Executive Severance Plan
10.2	Form of Executive Plan Participation Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 25, 2023

NET POWER INC.

		By:	/s/ Akash Patel
		Name:	Akash Patel
		Title:	Chief Financial Officer